EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of such a statement on Schedule 13D with respect to the Common Stock shares of Build-A-Bear Workshop, Inc. beneficially owned by each of them. This Joint Filing Agreement shall be included as an Exhibit to such Schedule 13D.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 15th day of March, 2021.

Avram Glazer Irrevocable Exempt Trust

By:	/s/ Avram Glazer
Name:	Avram Glazer
Title:	Trustee

Avram Glazer

/s/ Avram Glazer
Name:	Avram Glazer